  Exhibit 99.6
TPT MedTech [OTCQB:TPTW] Launches End to End COVID Testing and Monitoring Solution “To Get our Kids Back Into Schools”

TPT Global Tech’s Medical Subsidiary Launches Point-of Care Laboratory for Rapid and On-Demand Diagnostics Solution

SAN DIEGO, CA / ACCESSWIRE / November 5, 2020 / TPT Global Tech, Inc. (“TPTW” or the “Company”) (OTC: TPTW) announced today its subsidiary, TPT MedTech LLC (“TPT MedTech”) has launched its End to End Covid 19 Testing and Monitoring solution designed to help kids return to schools safely. The End to End Solution or system utilizes TPT Medtech :QuikLAB” for Covid 19 Testing, its “SaniQuik” for virus, bacteria surface cleaning and temperature monitoring and the Companies “QuikPASS” and “QuikPASS” APP for easy appointment making and entrance management into schools across the United states

The “QuikLAB” has the ability to offer 4 different Covid 19 test types with onsite results, : Antibody, Molecular (NAAT), Antigen and PCR. Once the Mobile LAB is in full gear. Parents and Students can go to the company’s website “THEQUIKLAB.com”, download the company’s web app and make appointments to register for their Covid 19 test. The TPT MedTech “QuikLABs” are not collection centers, but rather fully Turnkey CLIA certified testing facilities. Tests are performed in real time at each location with results delivered, usually within a matter of minutes, via the companies “QuikLAB” App.

"We are very pleased that all of the components are now in place to launch our End to End School solution. We really must thank the numerous school districts for their help in the development of this new program. When fully deployed this program will help get our kids back in schools as safely as possible. ” says Stephen Thomas, Chairman & CEO of TPTW“

More About TPT Global Tech

TPT Global Tech Inc. is a technology company based in San Diego, California with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. The company also provides carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT Global Tech operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories, and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422